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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

FISHER            MARK              B.
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   (Last)               (First)                 (Middle)

12 E. 49th Street, 35th Floor
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                                    (Street)

New York            New York            10017
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   7/29/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

LogiMetrics, Inc. (LGMTA)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

Common Stock, par value $.01 per share   120,000                     D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security              cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
   (Instr. 4)
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
$107,029.00 principal    07/29/97   07/29/99        Common Stock           256,870       $.41667        D
amount of Class A 13%
Convertible Senior
Subordinated Pay-In-Kind
Debentures Due 1999

$214,058.00 principal    07/29/97   07/29/99        Common Stock           513,740*      $.41667        I              Through MBF
amount of Class A 13%                                                                                                  Broadband
Convertible Senior                                                                                                     Systems, L.P.
Subordinated Pay- In-Kind
Debentures Due 1999
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Series A Warrants        07/29/97   07/29/04        Common Stock            60,000       $.25           D
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Series B Warrants        07/29/97   07/29/04        Common Stock           520,000       $.25           D
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Series G Warrants        07/29/97   07/29/04        Common Stock           241,935       $.50           D
                                                                           500,000                      I            Through MBF
                                                                                                                     Capital Corp.
                                                                           483,871*                     I            Through MBF
                                                                                                                     Broadband
                                                                                                                     Systems,  L.P.
                                                                           500,000**                    I            Through Phineas
                                                                                                                     Broadband
                                                                                                                     Systems,  L.P.
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Series H Warrants        07/29/97   07/29/04        Common Stock            12,943       $.60           D
                                                                            25,886*                     I            Through MBF
                                                                                                                     Broadband
                                                                                                                     Systems, L.P.
                                                                         1,000,000**                    I            Through Phineas
                                                                                                                     Broadband
                                                                                                                     Systems, L.P.
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Series I Warrants        07/29/97   07/29/04         Common Stock             6,472      $1.125         D
                                                                             12,943*                    I            Through MBF
                                                                                                                     Broadband
                                                                                                                     Systems, L.P.
                                                                            500,000**                   I            Through Phineas
                                                                                                                     Broadband
                                                                                                                     Systems, L.P.

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

Explanation of Responses:* Represents $214,058.00 principal amount of Debentures, 483,871 Series G Warrants, 25,886 Series H Warrants and 12,943 Series I Warrants which MBF Broadband Systems, L.P. has the right to purchase for 21 days after July 29, 1997, unless extended.
** Includes 116,279 Series G Warrants, 232,558 Series H Warrants and 116,279 Series I Warrants that Phineas Broadband Systems, L.P. has the right to purchase until April 29, 1998.


/s/ Mark B. Fisher                                                8/11/97
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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